                                   EXHIBIT 11

                   HANOVER FOODS CORPORATION AND SUBSIDIARIES
                        Computation of Earnings Per Share

                                Twenty-Six Weeks Ended           Thirteen Weeks Ended
                              November 29,    November 30,    November 29,    November 30,
                                  1998            1997            1998            1997
------------------------------------------------------------------------------------------
PRIMARY

Earnings:
  Net Earnings                $ 4,878,000     $ 4,039,000     $ 3,242,000     $ 2,512,000

Preferred stock dividends         (23,000)        (16,000)        (11,000)         (8,000)
------------------------------------------------------------------------------------------
Net earnings applicable to
   common stock               $ 4,855,000     $ 4,023,000     $ 3,231,000     $ 2,504,000
------------------------------------------------------------------------------------------
SHARES

Weighted average number
   of shares outstanding
         Basic                    717,085         718,688         717,197         719,037
------------------------------------------------------------------------------------------
SHARES

Weighted average number
   of shares outstanding
         Diluted                  732,006         724,474         732,118         724,823
------------------------------------------------------------------------------------------
Net earnings per share
         Basic                $      6.77     $      5.60     $      4.51     $      3.48
------------------------------------------------------------------------------------------
Net earnings per share
         Diluted              $      6.66     $      5.58     $      4.43     $      3.47
------------------------------------------------------------------------------------------


                                       28